Exhibit 10.1

March 29, 2007

Manuel Worcel, M.D.
20 Gloucester Street, Number 4
Boston, MA  02115

Dear Manuel:

It is my pleasure to extend to you this offer of your continued employment with NitroMed, Inc. (the “Company” or “NitroMed”).  On behalf of the Company, I set forth below the new terms of your employment with the Company:

1.             Effective as of March 29, 2007 (the “Effective Date”), your title will change from “Medical and Scientific Advisor” to “Chief Medical Officer.”  Your status will remain as a part time employee.  As Chief Medical Officer, you will be responsible for supporting various research, clinical and marketing efforts with the internal NitroMed team as well as with key external stakeholders, plus such other duties as may from time to time be assigned to you by the Chief Executive Officer.  As Chief Medical Officer, you will report to the Chief Executive Officer and you will serve as a member of the Executive team.  As Chief Medical Officer, you shall continue to be covered by the Company’s mandatory indemnification provisions and its D&O insurance.

2.             As of the Effective Date, your base salary will increase to the rate of $300,000 per year, based upon 3 full time days of service per week and may be adjusted from time to time in accordance with normal business practices and in the sole discretion of the Company.  You will not be eligible for the annual incentive program.

3.             On and after the Effective Date, you may continue to participate in the Company health benefit programs that the Company establishes and makes available to its employees from time to time, provided you are eligible under (and subject to all provisions of) the plan documents governing those programs.

4.             You will be entitled to illness and vacation days consistent with the standard policies of the Company for part-time employees.

5.             In accordance with the terms of your outstanding option agreements (collectively, the “Awards”), for so long as you continue to be an employee of the Company on and after the Effective Date, your currently outstanding Awards will continue to vest and become exercisable in accordance with the terms of each such Award and the applicable stock incentive plan pursuant to which such Award was made.  You may be eligible to receive such future stock options grants as the Board of Directors of the Company shall from time to time deem appropriate.

6.             Concurrent with the execution of this letter agreement, the Company will enter into a Retention Agreement with you that will provide you with the severance benefits outlined therein in the event that your employment with the Company is terminated under the circumstances described in the Retention Agreement subsequent to a change in control of the Company.  The independent members of the Company’s Board of Directors have determined that you will be eligible to participate in the Company’s Executive Severance Benefit Plan at the level of Senior Vice President.

7.             The Non Competition and Non Solicitation, Confidentiality and Invention and Nondisclosure Agreements dated December 3, 1993, July 1, 1993 and December 3, 1993, respectively, by and between you and the Company shall remain in full force and effect on and after the Effective Date.  The Company acknowledges that you may, while you are employed by the Company and/or thereafter, consult with, provide services to, be employed by or have an interest in venture and investment funds making life science investments (each, a “Venture Fund”).  It shall not be a breach of the above-referenced agreements if (a) you assign any Developments (as defined in the above-referenced agreements) or related patent rights or copyrights to a Venture Fund or any of its portfolio companies so long as such Developments do not relate to the present or planned business or research and development of the Company and were not created, made, conceived or reduced to practice in connection with (i) your service to the Company under paragraph 2 or (ii) before the Effective Date, in connection with your prior service to the Company as Chief Medical Officer or Medical and Scientific Advisor; (b) you make investments in, or serve on the board of directors of a portfolio company of a Venture Fund; or (c) any portfolio companies of a Venture Fund solicit or hire any current or former Company employees so long as you did not actively participate in such solicitation or hiring.

8.             This letter shall not be construed as an agreement, either express or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at will, under which both you and the Company remain free to end the employment relationship, for any reason, at any time, with or without notice.  Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company.  Except as specifically set forth in Sections 5 and 7 above, this letter supersedes all prior understandings, whether written or oral, relating to the terms of your employment, including, without limitation, (i) that certain Offer Letter dated July 29, 1993 by and between the Company and you and (ii) that certain letter agreement dated January 6, 2006 by and between the Company and you.

If this letter correctly sets forth the terms under which you will continue to be employed by the Company on and after the Effective Date, please sign the enclosed duplicate of this letter in the space provided below and return it to of the Company’s Human Resources Department.

Very truly yours,

By:	/s/ Kenneth M. Bate
Name: Kenneth M. Bate
Title: President and Chief Executive Officer

The foregoing correctly sets forth the terms of my continued employment with NitroMed.  I am not relying on any representations other than as set out above.

/s/ Manuel Worcel, M.D.	Date:	March 29, 2007
Name: Manuel Worcel, M.D.